EXHIBIT 23.1

CONSENT OF ERNST & YOUNG, LLP

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2009 Equity Incentive Plan, as amended, and 1997 Employee Stock Purchase Plan, as amended, of Omnicell, Inc. of our report dated March 17, 2014, except for Note 8 and 17, as to which the date is March 30, 2015, with respect to the consolidated financial statements and schedule of Omnicell, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
July 2, 2015